Exhibit 99.1

B2Digital to Feature in Six-Part TV Series Airing on Fox Business, Bloomberg, and Newsmax

TAMPA, FL, August 16, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce the upcoming airing of a six-part TV series on FMW Media’s “New To The Street” business TV show that features interviews with B2Digital’s CEO, Greg P. Bell.

All six episodes of the series will air on Fox Business, Bloomberg, and Newsmax over coming months, to be announced. The first episode will air tomorrow, August 17 at 10:30 p.m. PST on Fox Business Network.

The next five airings of Episode 1 in the new series will air as follows:

•	Tuesday, August 17 at 10:30 p.m. PST on Fox Business Network
•	Sunday, August 22 at 10:00 a.m. EST on Newsmax
•	Monday, August 23 at 10:30 p.m. PST on Fox Business Network
•	Saturday, August 28 at 6:00 p.m. EST on Bloomberg
•	Sunday, August 29 at 10:00 a.m. EST on Newsmax

Jane King is the host of New To The Street. Jane will talk to Greg about B2’s strong progress over the past year in mobilizing growth in both of the Company’s core segments – The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network – and how brand development in each of these segments feeds into operational growth in the other. The show will also cover how the Company has expanded on the asset side through acquisitions and how this strategic growth is set to continue and likely accelerate in coming quarters.

Bell commented, “New To The Street has a massive syndicated reach and we look forward to the opportunity to leverage their platform to tell our exciting story to their large, sophisticated investor audience. We are coming off our best month and our best quarter in Company history. And things appear to be pointed steeply uphill from here in terms of both organic and strategic growth, so this is a tremendous time to gain additional exposure.”

FMW Media’s "New To The Street" TV brand is one of the longest-running U.S and International sponsored and Syndicated Nielsen Rated programs running today. Through its network of syndication, FMW programming reaches an estimated 540 million homes across US and international markets.

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

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For more information about B2Digital, visit the Company’s website at www.b2digitalotc.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.b2digitalotc.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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